Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
(As of December 31, 2025)

Name	State or Country of Organization
Howmet Aerospace Inc.	Delaware, US
Howmet International Inc.	Delaware, US
Howmet Holdings Corporation	Delaware, US
Howmet Corporation	Delaware, US
Howmet Castings & Services, Inc.	Delaware, US
Cordant Technologies Holding Company	Delaware, US
Howmet Global Fastening Systems Inc.	Delaware, US
FR Acquisition Corporation (US), Inc.	Delaware, US
JFB Firth Rixson Inc.	Delaware, US
Howmet International Holding Company LLC	Delaware, US
Howmet Luxembourg S.à r.l.	Luxembourg
Howmet Global Treasury Services S.a.r.l.	Luxembourg
Howmet-Köfém Kft	Hungary
Howmet Holdings Limited	United Kingdom
FR Acquisitions Corporation Europe Limited	United Kingdom

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.